Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

November 14, 2019

AMC Networks Inc.,

        11 Penn Plaza,

            New York, NY 10001.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) an indeterminate aggregate principal amount of debt securities (the “Debt Securities”) of AMC Networks Inc., a Delaware corporation (the “Company”), and (ii) the guarantees (the “Guarantees” and, together with the Debt Securities, the “Securities”) of the Debt Securities by certain subsidiaries of the Company (the “Guarantors”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the Registration Statement has become effective under the Act, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture relating to the Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantors, and the Securities have been duly executed and authenticated in accordance with the Indenture relating to the Securities and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company and the Guarantors, as applicable, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers, and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

AMC Networks Inc.	- 2 -

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Security would be required to render such judgment in the foreign currency in which the Securities are denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Louisiana law, we note that you have received an opinion, dated November 14, 2019, of Jones Walker LLP. With respect to all matters of Rhode Island law, we note that you have received an opinion, dated November 14, 2019, of Locke Lord LLP.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible, and we have assumed that the Indenture relating to the Securities has been duly authorized, executed and delivered by the trustee thereunder, and that all other indentures and other governing documents under which the Securities are to be issued will have been duly authorized, executed and delivered by all parties thereto, assumptions that we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Debt Securities and Guarantees” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP